UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2026

Booz Allen Hamilton Holding Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-34972	26-2634160
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8283 Greensboro Drive McLean, Virginia	22102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 902-5000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	BAH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 27, 2026 (the “Eleventh Amendment Effective Date”), Booz Allen Hamilton Holding Corporation and its wholly-owned subsidiary Booz Allen Hamilton Inc. (the “Company”) entered into an eleventh amendment (the “Eleventh Amendment”) to the Credit Agreement, dated as of July 31, 2012 (as previously amended by the First Amendment to the Credit Agreement, dated as of August 16, 2013, the Second Amendment to the Credit Agreement, dated as of May 7, 2014, the Third Amendment to the Credit Agreement, dated as of July 13, 2016, the Fourth Amendment to the Credit Agreement, dated as of February 6, 2017, the Fifth Amendment to the Credit Agreement, dated as of March 7, 2018, the Sixth Amendment to the Credit Agreement, dated as of July 23, 2018, the Seventh Amendment to the Credit Agreement, dated as of November 26, 2019, the Eighth Amendment to the Credit Agreement, dated as of June 24, 2021, the Ninth Amendment to the Credit Agreement, dated as of September 7, 2022 and the Tenth Amendment to the Credit Agreement, dated as of July 27, 2023, the “Existing Credit Agreement” and, as amended, the “Credit Agreement”), among the Company, as borrower, Bank of America, N.A., as administrative agent and the lenders from time to time party thereto, provided for a refinancing and modification of the credit facilities, including the amendments set forth below.

Prior to the Eleventh Amendment Effective Date, the Existing Credit Agreement provided for $1.0 billion of revolving commitments (the “Existing Revolving Commitments”). Pursuant to the Eleventh Amendment, the Existing Revolving Commitments were replaced in full with new revolving commitments and then increased by $500 million, resulting in aggregate revolving commitments under the Credit Agreement (the “Revolving Credit Facility”) of $1.5 billion, treated as a single revolving tranche, and with a maturity of February 27, 2031. The Revolving Credit Facility is expected to be used for general corporate purposes, including working capital.

Prior to the Eleventh Amendment Effective Date, approximately $1.464 billion of tranche A term loans (the “Existing Tranche A Term Loans”) were outstanding under the Existing Credit Agreement. Pursuant to the Eleventh Amendment, certain lenders made terms loans under a new tranche of term loans (the “Tranche A-2 Term Loan”) with a maturity of February 27, 2031 (the fifth anniversary of the Eleventh Amendment Effective Date) under which the Company borrowed an aggregate principal amount of $750 million. The proceeds of such borrowings under the Tranche A-2 Term Loan were used to repay $750 million of the aggregate principal amount of the outstanding borrowing under the Existing Tranche A Term Loans.

In addition, pursuant to the Eleventh Amendment certain other amendments to the Existing Credit Agreement were made, including amendments to certain negative covenants in the Existing Credit Agreement to (amongst other things): (i) increase the size of certain baskets that permit the incurrence of additional indebtedness and related liens and (ii) expand the Company’s ability to make dividends, equity repurchases and other distributions, in each case subject to specified conditions (including compliance with the applicable financial covenant and the absence of a continuing default).

All capitalized terms used herein, but not defined herein, shall have the meanings ascribed to such terms in the Eleventh Amendment. The foregoing description of the Eleventh Amendment does not purport to be complete and is qualified in its entirety by reference to the Eleventh Amendment, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 with respect to the Eleventh Amendment is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Eleventh Amendment to Credit Agreement, dated as of February 27, 2026, among Booz Allen Hamilton Holding Corporation, as parent, Booz Allen Hamilton Inc., as borrower, Bank of America, N.A., as administrative agent and the lenders from time to time party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Booz Allen Hamilton Holding Corporation

Date: March 2, 2026	By:	/s/ Kristine Martin Anderson
Kristine Martin Anderson
Executive Vice President, Chief Operating Officer and Interim Chief Financial Officer